Exhibit 10.2(2)(a)
FIRST AMENDMENT TO
A. H. BELO
2008 INCENTIVE COMPENSATION PLAN
     A. H. Belo Corporation, pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendment to the A. H. Belo 2008 Incentive Compensation Plan (the “Plan”).
     1. Subsection (c) (i) of Section 12 of the Plan is amended in its entirety to read as follows:
     (i) the fair market value of a Stock Option or an Appreciation Right awarded to a Director will be determined by the Committee using the Black-Scholes Option Pricing Model; a generally accepted binomial pricing model that takes into account as of the Date of Grant (A) the Option Price or Grant Price, as applicable, (B) the expected term of the Stock Option or Appreciation Right, (C) the Market Value per Share of the Common Stock on the Date of Grant, (D) the volatility of the Common Stock, (E) the expected dividends on the Common Stock and (F) the risk-free interest rate for the expected term of the Stock Option or Appreciation Right; or any other pricing model approved by the Compensation Committee used by A. H. Belo to value Stock Options, provided that such other pricing model shall not be used if it would result in the granting of Stock Options or Appreciation Rights to purchase a greater number of shares of Common Stock than would be granted under the Black-Scholes Option Pricing Model.
     2. The foregoing amendments will be effective as of July 23, 2008.
     Executed at Dallas, Texas as of this 23rd day of July, 2008.

A. H. BELO CORPORATION
By:	/s/ Sheila Hartley
Sheila Hartley
Vice President/Human Resources